UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14, 2014
Date of Report (Date of earliest event reported)

Radiant Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction)

000-24688
(Commission File Number)

27-2425368
(IRS Employer Identification No.)

9700 Richmond Ave., Suite 124, Houston, Texas 77042
(Address of principal executive offices)

(832) 242-6000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, Radiant Oil & Gas, Inc.’s (the “Company”) wholly-owned subsidiary, Radiant Acquisitions I, LLC, (“Radiant Acquisitions”) is a party to a Credit Agreement, dated as of October 4, 2013, with various financial institutions (the “Lenders” or “Centaurus”) whereby the maximum aggregate commitment of the Lenders to advance loans under this Agreement is $39,788,000, and the maximum aggregate principal amount to be repaid by the Borrower is $40,600,000 and for any given loan, the amount of funds advanced by any Lender shall be ninety-eight percent (98%) of the amount of principal required to be repaid by the Borrower.  The Company is a guarantor under the Centaurus Credit Agreement (the “Credit Agreement”).

As of December 31, 2013, Radiant Acquisitions was in multiple defaults of the Credit Agreement, including timely delivery of audited financial statements and other reporting requirements.  Effective February 28, 2014, the Lenders agreed to forbear from exercising their rights and remedies against Radiant Acquisitions and the Company, as allowed by the Credit Agreement and related agreements for the then-existing defaults (“Forbearance Agreement”).  Effective February 28, 2014, the Company also amended the Credit Agreement (“First Amendment to the First Lien Credit Agreement”).  As part of the amendment, the maturity date was extended to December 2018. The amendment increased the maximum aggregate commitment from the Lenders from $39,788,000 to $41,748,000, increased the principal amount to be repaid by the Company from $40,600,000 to $42,600,000 plus any deferred interest, and increased the net profits interest conveyed to Centaurus on specific proved wells from 12.5% to 17.0%.

During the six months ended June 30, 2014, Radiant Acquisitions/the Company received $3,920,000 of proceeds net of a 2% original issue discount of $80,000 from the Centaurus facility. As of June 30, 2014, the Centaurus facility had an outstanding balance of $31,525,947 and accrued interest liability of $1,812,964.  Interest expense was $942,721 and $1,813,654 for the three and six months ended June 30, 2014, respectively. As of June 30, 2014, Radiant Acquisitions and the Company were in compliance with the provisions and covenants required in the forbearance agreement.

As of October 1, 2014, Radiant Acquisitions and the Company did not have the ability to satisfy their payment obligations under either the Credit Agreement or the Forbearance Agreement. Under the Credit Agreement and Forbearance Agreement, upon the occurrence of a payment default, Centaurus may exercise all rights and remedies available to it under the Credit Agreement and the other loan documents. On October 14, 2014, Radiant Acquisitions and the Company received notice from Centaurus that under Section 8.3 of the Credit Agreement and Section 2.1 of the Forbearance Agreement it was exercising its right to terminate the agreements and requiring all loans and other obligations to be paid immediately without further notice, demand or presentment.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 16, 2014, Mr. C. Scott Wilson notified Radiant Oil & Gas, Inc., a Nevada corporation (the “Company”), of his decision to resign as the Chief Financial Officer of the Company, such resignation to be effective immediately.  Mr. Wilson’s decision to resign as the Chief Financial Officer did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In order to fill the vacancy caused by the resignation of Mr. Wilson, John Jurasin will serve as the Interim Chief Financial Officer until a successor is duly appointed and qualified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Radiant Oil & Gas, Inc.

Date: October 24, 2014	By:	/s/ John Jurasin
Name: John Jurasin
Title: Chief Executive Officer